Filed Pursuant To Rule 433

Registration No 333-286293

October 13, 2025

Tweet 1: https://x.com/Grayscale/status/1977809119903113604

Grayscale CoinDesk Crypto 5 ETF (Ticker: $GDLC) is the first multi-asset crypto ETP listed in the U.S.

Find it directly in your brokerage account without the hassle of crypto wallets, keys, or crypto exchange accounts. Only from Grayscale.

See important disclosures and learn more about $GDLC: https://etfs.grayscale.com/gdlc

The first crypto fund tracking the five largest, most liquid cryptocurrencies GDLC Grayscale CoinDesk Crypto 5 ETF

Tweet 2: https://x.com/Grayscale/status/1977809143152157113

Disclosure:

Largest and most liquid assets reflect eligibility for U.S. exchange and custody accessibility and U.S. dollar or U.S. dollar-related trading pairs. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets. Largest is defined by circulating supply market capitalization, and most liquid is defined by 90-day median daily valued traded. GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended ("40 Act") and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. Investing involves risk, including possible loss of principal. GDLC is subject to a high degree of risk and volatility. cryptocurrency assets are not suitable for an investor that cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies. Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. If an active trading market for the Shares does not develop or continue to exist, the market prices and liquidity of the Shares may be adversely affected. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

LinkedIn: https://www.linkedin.com/posts/grayscale-investments_grayscale-coindesk-crypto-5-etf-ticker-activity-7383574795730448384-B4_Q?

Grayscale CoinDesk Crypto 5 ETF (Ticker: GDLC) is the first multi-asset crypto ETP listed in the U.S.

Find it directly in your brokerage account without the hassle of crypto wallets, keys, or crypto exchange accounts. Only from Grayscale.

See important disclosures and learn more about GDLC: https://lnkd.in/edJemKkx

-

¹ Largest and most liquid assets reflect eligibility for U.S. exchange and custody accessibility and U.S. dollar or U.S. dollar-related trading pairs. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets. Largest is defined by circulating supply market capitalization, and most liquid is defined by 90-day median daily valued traded.

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

The first crypto fund tracking the five largest, most liquid cryptocurrencies GDLC Grayscale CoinDesk Crypto 5 ETF

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.